EXHIBIT 12
                       DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES
                            COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS
                                             TO FIXED CHARGES


                               1994            1993            1992            1991            1990

Earnings:
   Net income ............   $2,671,001     $2,620,664       $2,453,813      $1,162,582     $1,195,512
   Provisions for income
     taxes ...............    1,509,600      1,543,700        1,441,600         560,500        608,200
   Fixed charges .........    2,214,659      2,210,833        2,166,597       1,968,390      1,757,772

      Total                  $6,395,260     $6,375,197       $6,062,010      $3,691,472     $3,561,484


Fixed Charges:
   Interest on debt ......   $2,123,255     $2,134,306       $2,091,117      $1,914,894     $1,708,296
   Amortization of debt
     expense .............       91,404         76,527           75,480          53,496         49,476

      Total                  $2,214,659     $2,210,833       $2,166,597      $1,968,390     $1,757,772


Ratio of Earnings to
Fixed Charges:                     2.89  x         2.88  x         2.80  x         1.88 x          2.03 x
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